Exhibit 99.1

LendingTree, Inc. Announces Board of Director Changes

CHARLOTTE, N.C., April 28, 2022 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online financial services marketplace, today announced that its Board of Directors (“the Board”) has approved the appointment of Mark Ernst and Diego Rodriguez as independent directors effective April 27, 2022.

Additionally, Jennifer Witz has resigned as a member of the Board, also effective April 27, 2022.

Mark Ernst currently serves as the Managing Partner at Bellevue Capital LLC, a private investment firm. In addition to Ernst’s extensive governance background, he has significant oversight experience with transformative initiatives in the B2B and B2C sectors. Prior to joining Bellevue, Ernst served as EVP and COO of Fiserv for seven years where he was instrumental in integrating Fiserv’s technology services, creating a high-performing operating company. Earlier in his career, Ernst was recruited by H&R Block as COO, and was later appointed as one of the first non-family CEO in the company’s history. Ernst also served as Deputy Commissioner of Operations Support for the IRS.

Diego Rodriguez most recently served as EVP, Chief Product and Design Officer at Intuit where he oversaw the design and delivery of the company’s product ecosystem. Prior to joining Intuit, Rodriguez was a Partner and Global Managing Director at IDEO, where he led the creation of the company’s growth ventures and was instrumental in funding and incubating a portfolio of external startups including PillPack, Faraday Bicycles, and Mural. Rodriguez was also a founding faculty member of Stanford University’s d.school, and an entrepreneur-in-residence at Harvard Business School. He was a member of Harvard University’s Board of Overseers and is currently a Professor of the Practice at Boise State University.

“I am thrilled to welcome Mark and Diego to the Board of Directors and want to thank Jennifer for her contribution and support as a board member,” said Doug Lebda, Founder, Chairman and CEO of LendingTree. "Mark’s depth of experience in technology and financial services along with his operational expertise will undoubtedly make him an invaluable addition to our Board. Diego brings a unique combination of creative product design and innovation grounded in a pragmatic business and engineering mindset that will certainly serve LendingTree and its shareholders well. The addition of these new members will help to elevate our organization as we execute on our strategy, deliver a best-in-class customer experience and become the ultimate resource for consumers wanting to take control of their financial lives.”

Mark Ernst and Diego Rodriguez will stand for election at LendingTree, Inc.’s annual meeting on June 22, 2022.

About LendingTree, Inc.

LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, by comparing multiple offers from a nationwide network of over 500 partners in one simple search and choosing the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards, insurance and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

MEDIA RELATIONS:
press@lendingtree.com

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